TELCO-TECHNOLOGY ANNOUNCES AGREEMENT TO ACQUIRE GREENWORKS CORPORATION


New Jersey, September 27, 2004 - Telco-Technology, Inc. ("Telco") (OTCBB: TTXI) today announced its execution of an agreement to acquire GreenWorks Corporation ("GreenWorks"), a privately held real estate development company. GreenWorks' business model is based on the acquisition, clean-up and development of environmentally impaired properties using innovative and environmentally friendly technologies.

Prior to the acquisition of GreenWorks by Telco, GreenWorks, through its wholly-owned subsidiary, Enviro-Sciences (of Delaware), Inc. ("ESI"), will acquire the business and certain assets from Enviro-Sciences, Inc., a privately held engineering services company, in exchange for the assumption of certain liabilities of Enviro-Sciences, Inc. ESI will become the Company's primary operating division.

As a result of the acquisition, ESI will have contracts to provide services to a diverse base of clients, ranging from insurance companies and law firms, to Fortune 500 companies, to utilities, to governments and municipalities. The Company's immediate-term plans are to expand ESI's operations as the Company seeks to negotiate and acquire distressed, environmentally contaminated properties.

James Grainer, GreenWorks' president and chief financial officer, said "we believe that a public platform will give us competitive advantages relative to the financing and acquisition of environmentally distressed properties, and we are very excited to have this opportunity to align ourselves with Telco Technology."

Don McKelvey, Telco's chairman and chief executive officer, added: "we have been searching for some time for the appropriate merger partner. We believe that the business model and the management team of GreenWorks provides with the best opportunity to maximize shareholder value."

Pursuant to the terms of the GreenWorks acquisition agreement, Telco will acquire 100% of the outstanding capital stock of GreenWorks in exchange for one million newly issued shares of a new class of preferred stock in Telco and a demand note for two hundred thousand dollars. Each share of the new class of preferred stock will be entitled to one hundred votes at any meeting of Telco's shareholders and is convertible into one hundred shares of common stock at any time after December 31, 2005.

About GreenWorks Corporation

GreenWorks was founded in 2004 to acquire and develop environmentally impaired properties using innovative and environmentally friendly technologies. Additional information is available online at www.thegreenworks.com.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Telco-Technology, Inc., and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.